Annuitant    JOHN DOE                   35-MALE    Age and Sex
            Contract Number    SPECIMEN              MAR. 1, 1997    Issue Date

[The Guardian Logo]

Read this contract carefully. This contract is a legal contract between the owner and The Guardian Insurance & Annuity Company, Inc. (GIAC).

GIAC will pay the benefits provided by this contract in accordance with its provisions. The entire contract consists of the Basic Contract and any attached endorsements, additional benefit riders, and application(s). This contract is issued by GIAC at its Customer Service Office on the Issue Date.

                      /s/ Joseph A. Caruso      /s/ Joseph D. Sargent
                      Secretary                 President

Checked by

Under this contract, flexible premium payments may be made before the Annuity Commencement Date. On the Annuity Commencement Date, GIAC will begin to make monthly annuity payments. Benefits depend, among other things, on the number and value of Accumulation Units and the annuity payout option elected. Death benefit proceeds are payable on or before the Annuity Commencement Date.

ALL VALUES PROVIDED BY THIS CONTRACT WHICH ARE BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT ARE VARIABLE, MAY INCREASE OR DECREASE DAILY, AND ARE NOT GUARANTEED. SEE "ACCUMULATION VALUE" ON PAGE 10 AND "PAYMENT OF CONTRACT PROCEEDS" ON PAGE 12 FOR A DESCRIPTION OF THE VARIABLE VALUES AND PAYMENTS PROVIDED UNDER THIS CONTRACT.

RIGHT TO CANCEL:

The owner has the right to examine this contract and return it for cancellation to GIAC's Customer Service Office or to the agent from whom it was purchased within 10 days after receiving it. The contract and a cancellation notice must be delivered or mailed to cancel this contract. Any notice given by mail is effective upon being postmarked, properly addressed, and postage prepaid. If this contract is returned during this period, GIAC will pay to the owner an amount equal to the sum of:

o the difference between any premium(s) paid, including any contract fee or contingent deferred sales charge, and the amounts allocated to the contract's Allocation Options; and

o the Accumulation Value of the contract on the date GIAC receives the returned contract and cancellation notice at its Customer Service Office.

The contract will be void from the beginning.

Individual Flexible Premium Deferred Variable Annuity Contract

o Premiums payable during annuitant's lifetime before the Annuity Commencement Date

o    Monthly annuity payments begin on the Annuity Commencement Date

o Benefits based on the investment experience of a Separate Account are variable and are not guaranteed

o    Provides for a Fixed-Rate Option with a bailout

o    Non-participating - No dividends payable

                          GUIDE TO CONTRACT PROVISIONS

 1. Definitions
 2. Owner and Beneficiary
 3. Annuity Benefit
 4. Death Benefits
 5. Premiums
 6. The Separate Account
 7. The Fixed-Rate Option
 8. Transfers
 9. Accumulation Value
10. Surrenders and Withdrawals
11. Payment of Contract Proceeds
12. General Provisions

Any endorsements, additional benefit riders, and applications which are attached to this contract follow.

An Index appears on the inside of the back cover.

                                  CONTRACT DATA
                             (CONTINUED ON PAGE 3.1)

                ANNUITANT    [JOHN DOE]                [35-MALE]     AGE AND SEX

          CONTRACT NUMBER    [SPECIMEN]           [MAR. 1, 1997]     ISSUE DATE

ANNUITY COMMENCEMENT DATE    [MAR. 1, 2027]

                    OWNER    [JOHN DOE]

BENEFICIARY    THE BENEFICIARY(IES) NAMED IN THE APPLICATION ATTACHED TO THIS
               CONTRACT, UNLESS SUBSEQUENTLY CHANGED.

BAILOUT RATE   [4.25%]

                                 ** PREMIUMS **

INITIAL CONTRACT PREMIUM      [$25,000.00]

ADDITIONAL CONTRACT PREMIUMS MAY BE PAID TO GIAC BEFORE THE ANNUITY COMMENCEMENT DATE IN ACCORDANCE WITH "PREMIUMS" ON PAGE 7.

                ** INITIAL NET PREMIUM ALLOCATION INFORMATION **

THE INITIAL NET PREMIUM IS THE INITIAL CONTRACT PREMIUM, LESS ANY APPLICABLE ANNUITY TAXES. THE INITIAL NET PREMIUM IS ALLOCATED AS FOLLOWS:

[THE GUARDIAN STOCK FUND                                               XX%]
[THE GUARDIAN BOND FUND                                                XX%]
[THE GUARDIAN CASH FUND                                                XX%]
[THE GUARDIAN SMALL CAP FUND                                           XX%]
[BAILLIE GIFFORD INTERNATIONAL FUND                                    XX%]
[BAILLIE GIFFORD EMERGING MARKETS FUND                                 XX%]
[VALUE LINE CENTURION FUND                                             XX%]
[VALUE LINE STRATEGIC ASSET MANAGEMENT TRUST                           XX%]
[GABELLI CAPITAL ASSET FUND                                            XX%]
[FIXED RATE OPTION                                                     XX%]

The following appears only if the Enhanced Death Benefit rider is attached to a contract:

                        [** ADDITIONAL BENEFIT RIDERS **

THIS CONTRACT INCLUDES AN ENHANCED DEATH BENEFIT RIDER. SEE "CHARGES AND EXPENSES" BELOW FOR ADDITIONAL INFORMATION.]

                       ** CONTRACT CHARGES AND EXPENSES **

CONTINGENT DEFERRED SALES CHARGES: IF THE OWNER MAKES A PARTIAL WITHDRAWAL OR SURRENDERS THE CONTRACT, A CONTINGENT DEFERRED SALES CHARGE MAY BE INCURRED AGAINST AMOUNTS WITHDRAWN OR SURRENDERED THAT HAVE BEEN IN THE CONTRACT FOR LESS THAN SEVEN (7) CONTRACT YEARS. A CONTINGENT DEFERRED SALES CHARGE WILL NOT APPLY TO AMOUNTS WITHDRAWN OR SURRENDERED THAT HAVE BEEN IN THE CONTRACT FOR SEVEN (7) OR MORE CONTRACT YEARS.

THE MAXIMUM CONTINGENT DEFERRED SALES CHARGE WHICH GIAC MAY IMPOSE IS 7% OF THE LESSER OF: 1) THE TOTAL OF ALL PREMIUM PAYMENTS MADE WITHIN 7 CONTRACT YEARS (84 MONTHS) PRIOR TO THE DATE OF THE OWNER'S REQUEST FOR SURRENDER OR WITHDRAWAL; OR
2) THE AMOUNT SURRENDERED OR WITHDRAWN. SEE "CONTINGENT DEFERRED SALES CHARGES" ON PAGE 11 FOR ADDITIONAL INFORMATION.

                                  CONTRACT DATA

                 ** CONTRACT CHARGES AND EXPENSES (CONTINUED) **

DAILY CHARGES: GIAC WILL ASSESS A DAILY CHARGE OF .000034462 OF THE VALUE OF THE ASSETS ALLOCATED TO EACH VARIABLE INVESTMENT OPTION. ON AN ANNUAL BASIS, THIS CHARGE IS EQUAL TO 1.25% OF THE VALUE OF THE ASSETS ALLOCATED TO THE VARIABLE INVESTMENT OPTIONS. SEE "NET INVESTMENT FACTOR" ON PAGE 10 FOR ADDITIONAL INFORMATION.

The following appears only if the Enhanced Death Benefit rider is attached to a contract:

[GIAC WILL ASSESS A DAILY CHARGE OF .000005485 OF THE VALUE OF THE ASSETS ALLOCATED TO EACH VARIABLE INVESTMENT OPTION FOR EXPENSES RELATED TO THE PROVISION OF THE ENHANCED DEATH BENEFIT. ON AN ANNUAL BASIS, THE ENHANCED DEATH BENEFIT CHARGE IS EQUAL TO .20% OF THE VALUE OF THE ASSETS ALLOCATED TO THE VARIABLE INVESTMENT OPTIONS. SEE THE ENHANCED DEATH BENEFIT RIDER FOR ADDITIONAL INFORMATION.]

CONTRACT FEE: GIAC WILL DEDUCT AN ANNUAL CONTRACT FEE OF $35 ON EACH CONTRACT ANNIVERSARY ON OR BEFORE THE ANNUITY COMMENCEMENT DATE. IF A CONTRACT IS SURRENDERED ON A DATE OTHER THAN ON A CONTRACT ANNIVERSARY, GIAC WILL DEDUCT THE CONTRACT FEE ON THE DATE OF SURRENDER. SEE "CONTRACT FEE" ON PAGE 10 FOR ADDITIONAL INFORMATION.

TRANSFER CHARGE: GIAC RESERVES THE RIGHT TO CHARGE A MAXIMUM OF $25 FOR ANY TRANSFER TRANSACTION.

                                       ***

ALL COMMUNICATIONS WITH GIAC SHOULD BE DIRECTED TO THE CUSTOMER SERVICE OFFICE ADDRESS SHOWN ON THE FRONT COVER.

 TO OBTAIN INFORMATION ABOUT YOUR COVERAGE YOU MAY CALL YOUR AGENT, OR GIAC AT:

                                [1-800-221-3253]


                                    PAGE 3.1

                                 1. DEFINITIONS

Certain important terms used in this contract are defined below. Additional terms, not explained here, are defined in other parts of this contract.

Accumulation Unit: A unit of measure used to determine the value of the owner's interest under this contract before the Annuity Commencement Date. This contract provides for both variable Accumulation Units and fixed Accumulation Units.

Accumulation Value: The value attributable to this contract. The Accumulation Value is the sum of the values attributable to the Variable Investment Options and the Fixed-Rate Option.

Allocation Options: This contract's Allocation Options consist of the Variable Investment Options and the Fixed-Rate Option.

Annuity Commencement Date: The date on which monthly annuity payments under this contract begin. The Annuity Commencement Date is shown on page 3.

Annuity Unit: A unit of measure used to determine the amount of any variable annuity payment.

Basic Contract: This contract excluding any additional benefit riders.

Contract Anniversary: The annual anniversary measured from this contract's Issue Date.

Good Order: Notice from any party authorized to initiate a contract transaction under this contract, received at the Customer Service Office in a format satisfactory to GIAC, that includes all information required by GIAC to process a transaction under this contract.

Internal Revenue Code: The Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder, and successor provisions thereto.

Issue Date: The date this contract is issued by GIAC at its Customer Service Office. The Issue Date is shown on page 3. Contract years are measured from the Issue Date.

Monthly Anniversary: The same date of each calendar month as the Issue Date, or the last date of a calendar month, if earlier.

Net Premium: A premium paid by the owner to GIAC in accordance with this contract's provisions, less any applicable annuity taxes.

Unliquidated Net Premiums: The total amount of all Net Premiums paid under this contract that have not been withdrawn.

Valuation Date: A date on which Accumulation Unit values are determined. Accumulation Unit values are determined on each date on which the New York Stock Exchange or its successor is open for trading and GIAC is open for business. Valuations for any date other than a Valuation Date will be determined on the next Valuation Date.

Valuation Period: The period between two successive Valuation Dates, beginning after 4:00 P.M. New York City time on each Valuation Date and ending at 4:00 P.M. New York City time on the next succeeding Valuation Date.

Variable Investment Options: The investment divisions of The Guardian Separate Account E.

                            2. OWNER AND BENEFICIARY

Owner

The owner is named in the application or in any later change shown in GIAC's records. While the annuitant is living, prior to the Annuity Commencement Date, and subject to any assignment on file with GIAC, the owner alone has the right to receive all benefits and exercise all rights this contract grants or GIAC allows. After the death of the annuitant, the beneficiary is the owner.

Joint Owners

If more than one person is named as owner in the application or in any later change shown in GIAC's records, GIAC considers them to be joint owners. Each joint owner will possess an undivided interest in the contract. Any written request for a contract transaction must be signed by each joint owner named in GIAC's records. Unless otherwise provided, if a joint owner dies, ownership passes to the surviving joint owner(s). When the last joint owner dies, ownership passes to the beneficiary. If no beneficiary is named, ownership passes to the estate of the last surviving joint owner. If there are joint owners, all references to "owner" are deemed to include all joint owners, unless otherwise specified.

Beneficiary

The beneficiary is named by the owner(s) in the application or in any later change shown in GIAC's records. If the annuitant dies before the Annuity Commencement Date, GIAC will pay the death benefit to the beneficiary, as described in "Death Benefits" on page 6. If the annuitant dies after the Annuity Commencement Date, any remaining benefit payable under Option V-2 of "Variable Annuity Payout Options" on page 12 or Option F-2 of "Fixed Annuity Payout Options" on page 12 that falls due after the annuitant's death will be paid to the beneficiary. Unless otherwise provided, in order to receive the death benefit at the annuitant's death, a beneficiary must be living on the earlier of:

     o the date proof of the annuitant's death is received in Good Order at GIAC's Customer Service Office; or

     o    the 15th day after the death of the annuitant.

Unless otherwise provided, if no named beneficiary is living on such earlier date, the owner is the beneficiary.

Contingent Beneficiary

A numbered sequence may be used to name contingent beneficiaries. The beneficiary is the living person(s) designated by the lowest number in the sequence.

Concurrent Beneficiary

If more than one person is named with no number or the same number, GIAC considers them to be concurrent beneficiaries. Shares are equal, unless otherwise specified. If shares are equal, the share of a concurrent beneficiary who predeceases both the owner and the annuitant will be shared equally by the surviving concurrent beneficiaries. If unequal shares are specified and a concurrent beneficiary predeceases both the owner and the annuitant, the beneficiary of that share will be the owner. Change of Owner or Beneficiary Before the Annuity Commencement Date, the owner may change the ownership of this contract by a written request in Good Order. Such change may be subject to state and federal gift taxes and federal income taxes. Subject to any existing assignment, the owner may change the beneficiary during the lifetime of the annuitant. The change will take effect as of the date the request is signed, whether or not the owner or annuitant is living when GIAC receives the request in Good Order at its Customer Service Office. However, the change will not apply to any payments made or actions taken by GIAC before the request is received.

Assignment

No assignment will bind GIAC unless it is received at GIAC's Customer Service Office in Good Order and is accepted by GIAC. An assignment must be signed and dated by both the assignor and the assignee and, as applicable, by the beneficiary. The rights of any owner or beneficiary and the entire contract, as defined in "The Contract" on page 17, will be subject to the assignment. GIAC will rely solely on the assignee's statement as to the amount of the assignee's interest. GIAC will not be responsible for any tax consequences arising from or the validity of any assignment, or for any actions taken in reliance on the validity of the assignment.

Unless otherwise provided, the assignee may exercise all rights this contract grants except:

     o    the right to change the owner or beneficiary; and

     o    the right to elect an annuity payout option.

Assignments are subject to all payments made or actions taken by GIAC on or before the date GIAC accepts the assignment at its Customer Service Office.

                               3. ANNUITY BENEFIT

Annuity Benefit

GIAC will make monthly annuity payments to the owner starting on the Annuity Commencement Date shown on page 3 if:

     o the annuitant is then living; and o this contract is in force on that date.

The Annuity Commencement Date cannot be later than the annuitant's 90th birthday. On the Annuity Commencement Date, the amount of the first monthly annuity payment will be calculated by applying the contract's Accumulation Value, less any applicable annuity taxes, under Option V-2 of "Variable Annuity Payout Options" on page 12, unless another option is elected. The payment amounts will vary according to the annuitant's age and sex. Under Option V-2, payments are guaranteed for a period of 10 years. If the annuitant dies before the end of the guaranteed period, GIAC will pay the balance of the payments to the beneficiary for the remainder of that period, unless the beneficiary elects to be paid the present value of the then current dollar amount of the remaining annuity payments in a lump sum. GIAC will begin making such payment(s) to the beneficiary upon GIAC's receipt at its Customer Service Office of proof of the annuitant's death in Good Order. See "Payment of Contract Proceeds" on page 12 for an explanation of how monthly annuity payments are determined.

Change of Annuity Commencement Date or Annuity Payout Option -- If GIAC consents, the owner may change the Annuity Commencement Date to a date not later than the annuitant's 90th birthday. The owner may also change any elected annuity payout option before the Annuity Commencement Date. In order to effect either of these changes, GIAC must receive the owner's request in Good Order at its Customer Service Office at least 60 days before the Annuity Commencement Date.

                                4. DEATH BENEFITS

Notwithstanding any provision of this contract to the contrary, no payment of benefits provided under the contract will be allowed that does not satisfy the requirements of section 72(s) of the Internal Revenue Code, as amended from time to time, for contracts issued with a non-qualified status.

Death of Annuitant Before Annuity Commencement Date When the Annuitant is Not an Owner

If the annuitant dies before the Annuity Commencement Date and the annuitant is not an owner, a death benefit becomes payable to the beneficiary. If the beneficiary predeceases the annuitant, then the death benefit will be paid to the contingent beneficiary, if any. If no contingent beneficiary(ies) is named, then the death benefit will be paid to the owner or, if the owner is no longer living, to the owner's estate. GIAC will make such payment upon receipt at its Customer Service Office of proof in Good Order that the death occurred before the Annuity Commencement Date.

The death benefit payable is the greater of:

     o the Accumulation Value of the contract as of the end of the Valuation Period during which GIAC received proof of death in Good Order, less any applicable annuity taxes; or

     o the total amount of premiums paid, less any partial withdrawals and any contingent deferred sales charges paid thereon, and any applicable annuity taxes.

If the annuitant is age 75 or older on the Issue Date, then the death benefit payable will be the Accumulation Value as of the end of the Valuation Period during which GIAC received proof of death in Good Order, less any applicable annuity taxes.

The death benefit will be paid in one sum unless:

     o the owner has elected an annuity payout option for the death benefit that is received at GIAC's Customer Service Office in Good Order at least three business days prior to the date the proceeds are paid; or

     o the owner has not otherwise elected an annuity payout option and the beneficiary has elected an annuity payout option for the death benefit that is:

          o received at GIAC's Customer Service Office in Good Order at least three business days prior to the date the proceeds are paid; and

          o received at GIAC's Customer Service Office in Good Order within one year of the annuitant's death.

Death of an Owner

If an owner and the annuitant are the same person, and such person dies before the Annuity Commencement Date, then the death benefit becomes payable to the beneficiary, as described in "Death of Annuitant Before Annuity Commencement Date" above, except that the death benefit must be distributed in accordance with the "Special Rules" described below. If an owner and the annuitant are the same person and such person dies on or after the Annuity Commencement Date, then any remaining benefit under Option V-2 of "Variable Annuity Payout Options" on page 12 or Option F-2 of "Fixed Annuity Payout Options" on page 12, will be paid to the beneficiary.

If an owner and the annuitant are not the same person and that owner dies, then the joint owner(s), if any, becomes the new owner(s). If no joint owner(s) is named, then the beneficiary becomes the new owner.

Special Rules

If any owner dies before the Annuity Commencement Date, this contract's entire interest must be distributed within five years of that owner's date of death. If any owner dies on or after the Annuity Commencement Date but before the entire interest in this contract has been distributed, the remaining portion must be distributed at least as rapidly as under the method of distribution in effect as of the date of such owner's death.

The distribution requirements set forth in the above paragraph will be considered satisfied as to any portion of the deceased owner's interest which:

     o    is payable to or for the benefit of any new owner; and

     o will be distributed over the life of any such new owner, or over a period not extending beyond the life expectancy of any new owner;

provided such distributions begin within one year of the deceased owner's death. In addition, if any new owner is the surviving spouse of the deceased owner:

     o    this contract may be continued in the name of the spouse as owner; and

     o these distribution rules will be applied by treating the spouse as the owner.

If the owner is not an individual, the annuitant will be treated as owner for purposes of these distribution requirements, and any change in the annuitant will be treated as the death of the owner.

                                   5. PREMIUMS

GIAC will accept premiums under this contract at any time before the Annuity Commencement Date while the annuitant and all owners are living. All premiums are payable at GIAC's Customer Service Office. Upon request, GIAC will give the owner a receipt signed by one of its officers. The initial contract premium shown on page 3 is due on the Issue Date and is payable in advance.

The minimum amount of any additional premium payment is $100, unless this contract is purchased by or in connection with an employer-sponsored plan or through employee payroll deductions. In such cases, there is no minimum additional premium payment amount. The maximum amount of total premiums paid in any contract year after the first is $1,000,000. This maximum may only be exceeded with GIAC's written consent. Allocation of Net Premiums The owner may allocate all or part of a Net Premium to this contract's Allocation Options. GIAC reserves the right to limit the number of Allocation Options into which the value of this contract and any Net Premiums paid may be invested at a given time.

Allocation will be based on the percentages designated in the application, or as subsequently changed by the owner. GIAC will change the allocation percentages applicable to future payments of Net Premiums upon receipt of the owner's request in Good Order at its Customer Service Office.

Net Premiums will be applied to purchase Accumulation Units as described on page 10.

                             6. THE SEPARATE ACCOUNT

The Guardian Separate Account E -- The Variable Investment Options under this contract are funded by The Guardian Separate Account E (Account E). Account E is a separate investment account established by GIAC under the laws of the state of Delaware. Account E is subject to the laws of the jurisdiction in which this contract is delivered.

Account E is registered as a unit investment trust with the Securities and Exchange Commission (SEC) under the Investment Company Act of 1940 (the 1940
Act).

Account E is treated as a division of GIAC and is used to provide values and benefits for variable annuity contracts only. GIAC owns the assets in Account E. The assets in Account E are kept separate from:

     o    GIAC's general account; and

     o    GIAC's other separate accounts.

Assets equal to the reserves and contract liabilities of Account E will not be charged with liabilities that arise from any other business GIAC may conduct. GIAC may transfer assets in excess of the reserves and contract liabilities of Account E to its general account. Income and realized and unrealized gains and losses from assets in each Variable Investment Option in Account E are credited to or charged against such Variable Investment Option without regard to income and realized and unrealized gains or losses in Account E's other Variable Investment Options or GIAC's general account or other separate accounts. The valuation of all assets in Account E will be determined in accordance with all applicable laws and regulations.

Investment Divisions

Account E consists of several investment divisions or Variable Investment Options. Each investment division of Account E invests in shares of a registered investment company. Such a company may include a mutual fund or a separate investment portfolio of a mutual fund, each of which is managed by an investment adviser registered under the Investment Advisers Act of 1940.

The investment divisions available on the Issue Date are listed in the then current prospectus for Account E as it relates to this contract. Each underlying investment company is more fully described in a separate prospectus. Any investment adviser's fee, if applicable, is described in the appropriate prospectus.

Rights Reserved

GIAC reserves the right to take certain actions which it deems:

     o necessary to serve the best interests of the owner and any beneficiary; and

     o    appropriate to carry out the purposes of this contract.

GIAC will exercise its reserved rights only when permitted by applicable law. When required by law, GIAC will obtain approval by the owner, the SEC, or any appropriate regulatory authority. Examples of actions GIAC may take include:

     o    deregistering Account E under the 1940 Act;

     o operating Account E in any form permitted under the 1940 Act, or in any other form permitted by law;

     o taking any action necessary to comply with or obtain and continue any exemptions from the 1940 Act;

     o    transferring any assets in an investment division:

          o    into another investment division; or

          o    into one or more separate accounts; or

          o    into GIAC's general account;

     o    adding, combining, or removing investment divisions in Account E;

     o substituting, for the contract values held in any investment division, the shares of another class issued by a mutual fund in which such values are invested or the shares of another investment company or any other investment permitted by law;

     o making any other necessary technical changes in this contract in order to conform with any action this provision permits GIAC to take;

     o adding to, eliminating, or suspending the owner's ability to allocate Net Premiums or transfer Accumulation Value amounts into any Variable Investment Option or into the Fixed- Rate Option;

     o to modify this contract as necessary in order to preserve the favorable tax treatment currently accorded this contract, including to prevent the owner from being considered the owner of the assets in Account E.

GIAC will notify the owner if any of these actions result in a material change in the underlying investments of any investment division to which part of this contract's Accumulation Value is allocated. Details of any such change in the underlying investments of an investment division of Account E will be filed with any regulatory authority where required and will be subject to any required approval.

                            7. THE FIXED-RATE OPTION

The Fixed-Rate Option is funded by GIAC's general account. The owner may:

     o    allocate all or part of any Net Premiums to the Fixed-Rate Option; or

     o transfer all or part of the Accumulation Value attributable to the Variable Investment Options into the Fixed-Rate Option (for restrictions on transfers from the Fixed-Rate Option, see page 9).

GIAC will credit interest on any amounts allocated or transferred to the Fixed-Rate Option. Interest will accrue daily at a minimum guaranteed effective annual rate of 3%. GIAC may credit an interest rate greater than 3% at its discretion. Any portion of a Net Premium allocated to the Fixed- Rate Option on the Issue Date will earn interest at the then current rate as set by GIAC. This interest rate will be guaranteed until the next Contract Anniversary.

After the Issue Date, GIAC will credit interest on any amounts allocated or transferred to the Fixed-Rate Option at the interest rate then in effect on the date of allocation or transfer. This rate will be guaranteed for the remainder of the contract year, until the next Contract Anniversary.

On each Contract Anniversary, GIAC will credit interest on any portion of the Accumulation Value attributable to the Fixed-Rate Option at the interest rate then in effect. Such rate will be guaranteed for such portion of the Accumulation Value until the next Contract Anniversary.

Bailout

If on any Contract Anniversary the interest rate GIAC sets for the Fixed-Rate Option is less than the bailout rate shown on page 3, then the owner may withdraw all or part of the Accumulation Value that has been held in the Fixed-Rate Option for at least one contract year without that amount being subject to a contingent deferred sales charge. In order to be eligible for waiver of the contingent deferred sales charge under this provision, GIAC must receive the owner's request in Good Order for such withdrawal at its Customer Service Office within 60 days of the Contract Anniversary.

                                  8. TRANSFERS

The owner may transfer all or a portion of this contract's value among the Variable Investment Options and the Fixed-Rate Option, subject to the restrictions described below. GIAC must receive the owner's written request for transfer at its Customer Service Office in Good Order. GIAC reserves the right:

     o to limit transfers among the Variable Investment Options or to the Fixed-Rate Option to once every 30 days; and

     o to charge for each transfer. The maximum amount of any transfer charge is $25. GIAC will deduct any transfer charge on a pro rata basis from the Allocation Options from which the amounts are transferred.

Transfers Before the Annuity Commencement Date -- During the period up to 30 days before the Annuity Commencement Date, the owner may transfer all or a portion of the Accumulation Units credited under this contract among the Variable Investment Options and the Fixed-Rate Option, subject to any restrictions set forth below and to the limit set by GIAC on the number of Allocation Options into which the Accumulation Value of the contract may be invested, if any.

GIAC permits transfers of Accumulation Units from the Fixed-Rate Option to one or more of the Variable Investment Options only once each year on or within 30 days after a Contract Anniversary. Transfers from the Fixed-Rate Option will be made in the same order as such amounts were allocated or transferred to the Fixed-Rate Option. The maximum amount that may be transferred from the Fixed-Rate Option each contract year is the greater of:

     o 33 1/3% of the portion of the Accumulation Value attributable to the Fixed-Rate Option as of the Contract Anniversary; or

     o    $10,000; or

     o    (a) multiplied by (b), where:

     o (a) is the total dollar amount transferred from the Fixed-Rate Option in the previous contract year; and

     o    (b) is 1.15.

Transfers After the Annuity Commencement Date -- After the Annuity Commencement Date, if the owner has elected a variable annuity payout option, the owner may transfer all or a portion of the Annuity Units credited under such option among the Variable Investment Options. Transfers may be made only once each calendar year. GIAC must receive transfer instructions in Good Order at least 30 days before the due date of the first variable annuity payment to which the transfer will apply.

The number of additional Annuity Units credited to a newly elected Variable Investment Option will be equal to (a) divided by (b), where:

     o (a) is the dollar amount of the monthly variable annuity payment that is to be transferred as of the transfer date; and

     o (b) is the value of an Annuity Unit in the newly elected Variable Investment Option as of the transfer date.

After the Annuity Commencement Date, the owner who has elected a fixed annuity payout may not transfer into or out of such option.

                              9. ACCUMULATION VALUE

Accumulation Value

The portion of the Accumulation Value attributable to a particular Variable Investment Option or to the Fixed- Rate Option is determined by multiplying (a) by (b), where:

     o (a) is the number of Accumulation Units credited to this contract for that particular Allocation Option; and

     o    (b) is the then current Accumulation Unit value for that Allocation
          Option.

This contract does not have any Accumulation Value on or after the Annuity Commencement Date.

Accumulation Units

Amounts allocated or transferred to a Variable Investment Option or the Fixed-Rate Option before the Annuity Commencement Date are used to purchase either variable or fixed Accumulation Units, as applicable. Accumulation Units are redeemed and cancelled when amounts are deducted, withdrawn, or transferred from a Variable Investment Option or the Fixed-Rate Option. The number of Accumulation Units purchased or redeemed in a Variable Investment Option or the Fixed-Rate Option equals (a) divided by (b), where:

     o    (a) is the dollar value of the transaction; and

     o (b) is the value of an Accumulation Unit for the applicable Variable Investment Option or the Fixed-Rate Option as of the Valuation Date on which the transaction is processed.

Accumulation Unit Value for a Variable Investment Option The Accumulation Unit value for a Variable Investment Option depends on the investment experience of that option and therefore may increase or decrease daily.

GIAC determines the Accumulation Unit value for each Variable Investment Option for every Valuation Period. The Accumulation Unit value for a Variable Investment Option for any Valuation Period is (a) multiplied by (b), where:

     o (a) is the Accumulation Unit value for that Variable Investment Option for the immediately preceding Valuation Period; and

     o (b) is the net investment factor, as described below, for the current Valuation Period.

Accumulation Unit Value for the Fixed-Rate Option The value of an Accumulation Unit for the Fixed-Rate Option was established at $10.00 as of the date operations began for that Option. Thereafter, it will increase daily at a rate of interest to be determined from time to time by GIAC, but which is guaranteed to be no less than 3.0% annually. Net Investment Factor GIAC will assess a daily charge of .000034462 of the value of the assets allocated to each Variable Investment Option. This charge is used in determining the net investment factor for each Variable Investment Option. On an annual basis, the charge is equal to 1.25% of the value of the assets allocated to these Variable Investment Options. Mortality and expense risks account for 1.05% of this charge and administrative expenses incurred by GIAC account for 0.20% of this charge.

The net investment factor is used to calculate the value of an Accumulation Unit in any Variable Investment Option for a Valuation Period. The net investment factor is determined by dividing the sum of (a) and (b) by (c), and subtracting
(d) from the result, where:

     o (a) is the net asset value per share of the investments held by the Variable Investment Option for the current Valuation Period;

     o (b) is the per share amount of any dividends or other distributions made by the investments held by the Variable Investment Option during the current Valuation Period;

     o (c) is the net asset value per share of such investment held by the Variable Investment Option for the immediately preceding Valuation Period;

     o (d) is the sum of the daily charges GIAC deducts from the Variable Investment Options for:

     o the mortality and expense risks and administrative expenses assumed by GIAC; and

     o    any applicable annuity taxes.

The net investment factor may be less than 1.00 since it is based on the investment experience of Account E.

Contract Fee

On each Contract Anniversary on or before the Annuity Commencement Date, GIAC will deduct a contract fee of $35 from the Accumulation Value of this contract. This fee will be deducted from each Variable Investment Option and from the Fixed-Rate Option in proportion to the portion of the Accumulation Value attributable to each particular Allocation Option on that Contract Anniversary. However, if this contract is surrendered on a date other than a Contract Anniversary, GIAC will deduct the contract fee on the date of surrender. GIAC will waive the contract fee if the Accumulation Value on the Contract Anniversary or upon total surrender is $100,000 or more.

                         10. SURRENDERS AND WITHDRAWALS

Surrender of Contract

Before the Annuity Commencement Date and while the annuitant is living, the owner may surrender this contract for its surrender value as defined below. The contract will then terminate. The owner's request for such surrender must be received in Good Order by GIAC at its Customer Service Office. This contract must be sent to GIAC's Customer Service Office for cancellation.

The surrender value is determined by deducting (b), (c) and (d) from (a), where:

     o (a) is the Accumulation Value as of the Valuation Date on which GIAC receives the owner's written request for surrender in Good Order;

     o (b) is any applicable contingent deferred sales charge, as described below;

     o    (c) is any applicable contract fee; and

     o    (d) is any applicable annuity taxes.

Partial Withdrawals

Before the Annuity Commencement Date and while the annuitant is living, the owner may withdraw part of this contract's Accumulation Value, subject to the conditions described below. The owner's request for any partial withdrawal must be received in Good Order by GIAC at its Customer Service Office.

Any partial withdrawal payment will be reduced by any contingent deferred sales charges (described below) and any applicable annuity taxes. The amount of any partial withdrawal and any applicable contingent deferred sales charge and annuity taxes first will be deducted from the Variable Investment Options in proportion to the amount of the Accumulation Value attributable to each Variable Investment Option as of the Valuation Date on the date GIAC receives the owner's written request for withdrawal in Good Order. The portion of a partial withdrawal that exceeds the Accumulation Value attributable to the Variable Investment Options then will be deducted from the Fixed-Rate Option.

The total Accumulation Value remaining after a partial withdrawal must be at least $500. If a partial withdrawal results in the Accumulation Value falling below $500, then GIAC reserves the right to cancel the contract and pay the surrender value to the owner.

Contingent Deferred Sales Charges

For the purpose of calculating the contingent deferred sales charge, and in order to minimize the applicable contingent deferred sales charge, all amounts withdrawn or surrendered are deemed to be taken out on a first-in-first-out basis, that is, all amounts taken out are deemed to come from the oldest premium paid first. If the owner makes a partial withdrawal or surrenders the contract, a contingent deferred sales charge may be incurred against amounts withdrawn or surrendered that have been in the contract for less than seven (7) contract years. A contingent deferred sales charge will not apply to amounts withdrawn or surrendered that have been in the contract for seven (7) or more contract years.

If this contract is surrendered, GIAC will deduct, if applicable, a contingent deferred sales charge and the contract fee from the amount otherwise payable (See "Surrender of Contract" provision above). The amount of the contingent deferred sales charge, if any, will be a percentage, as shown in the table below, of the amount withdrawn or surrendered:

       Number of Contact Years              Contingent
       Completed from the Date         Deferred Sales Charge
       of the Premium Payment               Percentage

                  0                             7%
                  1                             6%
                  2                             5%
                  3                             4%
                  4                             3%
                  5                             2%
                  6                             1%
                  7                             0%
             and later.

The maximum contingent deferred sales charge will be equal to 7% of the lesser of:

     o the total of all premium payments made within 7 contract years (84 months) prior to the date of the request for withdrawal or surrender; or

     o    the amount withdrawn or surrendered.

However, in any contract year after the first, the owner may make a partial withdrawal, without incurring a contingent deferred sales charge, of an amount equal to the greater of:

     o the excess of the Accumulation Value on the date of withdrawal over the Unliquidated Net Premiums; or

     o 10% of the total premium payments made, minus the aggregate amount of all prior partial withdrawals made during the current contract year.

                        11. PAYMENT OF CONTRACT PROCEEDS

Annuity Payments

If the annuitant is living and this contract is in force on the Annuity Commencement Date, GIAC will make monthly variable annuity payments to the owner under Variable Annuity Payout Option V-2, as stated in "Annuity Benefit" on page 5, or, if elected, one of the other annuity payout options. Payment of any annuity benefit or death benefit may be made under either a fixed or variable annuity payout option or a combination of both. If annuity payout option F-3 or V-3 is chosen, the owner must also select a joint annuitant during the annuitant's lifetime.

All monthly annuity payments are based on:

     o the sex and age of the annuitant at the birthday nearest the date payments are to begin; and

     o    the annuity payout option elected.

The Annuity Payout Option Tables are based on the 1983 Individual Annuity Mortality Table a projected under Scale G factors.

Payees

While the annuitant is living, the owner may name or change one or more beneficiaries who will be the payee or payees under an annuity payout option after the death of the annuitant.

Only individuals who are to receive payments in their own behalf may be named as payees, unless GIAC agrees otherwise.

Variable Annuity Payout Options

The amount of any variable annuity payments after the first will increase or decrease according to the value of the variable Annuity Units, which reflect the investment experience of the Variable Investment Option(s) elected. Any such payments will be based on an assumed investment return of 4% per year.

Option V-1 - Life Annuity without Guaranteed Period GIAC will make monthly variable annuity payments for the lifetime of the annuitant. GIAC does not guarantee a minimum number of annuity payments under this option. This option does not provide a death benefit to any beneficiaries upon the annuitant's death. The amount of the first monthly payment will be based on the Option V-1 table on page 15.

Option V-2 - Life Annuity with 10 Year Guaranteed Period GIAC will make monthly variable annuity payments during the lifetime of the annuitant. The amount of the first monthly payment will be based on the Option V-2 table on page 15.

Payments are guaranteed for a period of 10 years. If the annuitant dies before the end of the guaranteed period, GIAC will pay the balance of the payments to the beneficiary for the remainder of that period, unless the beneficiary elects to be paid the present value of the current dollar amount of the then remaining annuity payments in a lump sum. If the beneficiary dies while receiving such payments, the present value of the remaining number of variable annuity payments will be paid in one sum to the beneficiary's estate.

Option V-3 - Joint and Survivor Annuity GIAC will make monthly variable annuity payments while the annuitant and the joint annuitant are living and during the survivor's remaining lifetime. When an annuitant dies, payments based on two-thirds of the number of Annuity Units in effect while both were living will continue for the lifetime of the survivor. The amount of the first monthly payment will be based on the Option V-3 table on page 15.

Fixed Annuity Payout Options

Option F-1 - Life Annuity without Guaranteed Period GIAC will make monthly fixed annuity payments for the lifetime of the annuitant. GIAC does not guarantee a minimum number of annuity payments under this option. This option does not provide a death benefit to any beneficiaries upon the annuitant's death. The amount of the monthly payment will be based on the Option F-1 table on page 16. The guaranteed monthly payments shown in the Option F-1 table include interest at a rate of 3% a year.

Option F-2 - Life Annuity with 10 Year Guaranteed Period GIAC will make monthly fixed annuity payments during the lifetime of the annuitant. The amount of the monthly payment will be based on the Option F-2 table on page 16. The guaranteed monthly payments shown in the Option F-2 table include interest at a rate of 3% a year.

Payments are guaranteed for a period of 10 years. If the annuitant dies before the end of the guaranteed period, GIAC will pay the balance of the payments to the beneficiary for the remainder of that period, unless the beneficiary elects to be paid the present value of the then remaining annuity payments in a lump sum. If the beneficiary dies while receiving such payments, the present value of the remaining number of annuity payments will be paid in one sum to the beneficiary's estate.

Option F-3 - Joint and Survivor Annuity GIAC will make monthly fixed payments while the annuitant and the joint annuitant are living and during the survivor's remaining lifetime. When an annuitant dies, GIAC will continue to pay, for the lifetime of the survivor, payments based on two-thirds of the amount of the payment in effect while both were living. The amount of the monthly payment will be based on the Option F-3 table on page 16. The guaranteed monthly payments shown in the Option F-3 table include interest at a rate of 3% a year.

Determination of Annuity Payments On the Annuity Commencement Date, GIAC will determine the Accumulation Value. The portion of the Accumulation Value attributable to each Allocation Option is determined by multiplying (a) by (b), and deducting (c) from the result, where:

     o (a) is the Accumulation Unit value on the Valuation Date 10 days before the date the first annuity payment is due;

     o (b) is the number of Accumulation Units credited to the owner's account as of the date the first annuity payment is due; and

     o    (c) is any applicable annuity taxes not previously deducted.

The Variable Annuity Payment Option Tables on page 15 indicate the dollar amount of the first monthly annuity payment for each Variable Annuity Payout Option which can be purchased with each $1,000 of Accumulation Value. The Fixed Annuity Payout Option Tables on page 16 indicate the dollar amount of the guaranteed monthly annuity payment for each Fixed Annuity Payout Option which can be purchased with each $1,000 of Accumulation Value. The first variable annuity payment and guaranteed fixed annuity payments are determined by multiplying (a) by (b), where:

     o (a) is the amount shown in the applicable table for the annuitant's sex and age on the Annuity Commencement Date; and

     o    (b) is the number of thousands of dollars of Accumulation Value.

Annuity Unit Values

If a Variable Annuity Payout Option has been elected, the Accumulation Value of this contract will be applied to purchase Annuity Units. Annuity Units are used to determine the amount of each variable annuity payment after the first.

The value of an Annuity Unit is determined independently for each Variable Investment Option. The dollar value of Annuity Units may increase or decrease depending upon the investment experience of the Variable Investment Option(s) elected.

The value of an Annuity Unit in each Variable Investment Option was established at $1.00 on the date operations began for each such Variable Investment Option. The value of an Annuity Unit at the end of any subsequent Valuation Period is equal to (a) multiplied by (b), where:

     o (a) is the Annuity Unit value for the immediately preceding Valuation Period; and

     o    (b) is the annuity change factor for the current Valuation Period.

The annuity change factor is equal to the net investment factor (as described in "Net Investment Factor" on page 10) for the same Valuation Period, adjusted to recognize the assumed investment return of 4% per year used in determining the amounts of variable annuity payments. The valuation of all assets in Account E will be determined in accordance with all applicable laws and regulations.

Determination of Variable Annuity Payments After the First The amount of each variable annuity payment made after the first is determined by multiplying (a) by (b), where:

     o    (a) is the number of Annuity Units in each Variable Investment Option;
          and

     o (b) is the appropriate Annuity Unit value as of the Valuation Date 10 days prior to the date the variable annuity payment is due.

The number of Annuity Units in each option is determined by dividing (a) by (b), where:

     o (a) is the amount of the first monthly variable annuity payment for each Variable Investment Option; and

     o (b) is the value of the Annuity Unit on the date the first variable annuity payment is made.

The number of Annuity Units remains fixed during the annuity payment period, provided no transfers among Variable Investment Options are made.

GIAC guarantees that the dollar amount of each variable annuity payment after the first will not be adversely affected by:

     o    the actual administrative expenses it incurs; or

     o variations in mortality experience from the mortality assumptions upon which the first payment is based.

Annuity Payout Options: General Provisions

     o At least $2,000 must be applied under an Annuity Payout Option. Proceeds of a smaller amount will be paid in one sum.

     o GIAC reserves the right to change the frequency of payment if monthly annuity payments are or become $20 or less.

     o GIAC requires satisfactory proof of the age and sex of the annuitant prior to the date annuity payments begin.

     o The annuity payout options will not be available with respect to any part of the proceeds payable to an assignee or to other than a natural person entitled to receive proceeds, except with the consent of GIAC.

     o The owner or any payee does not have the right to advance or assign payments made under an annuity payout option.

     o To the extent permitted by law, the death benefit and the payments made under an annuity payout option will not be subject to encumbrance, or to the claims of creditors or legal process.

                      VARIABLE ANNUITY PAYOUT OPTION TABLES
      DOLLAR AMOUNT OF THE FIRST MONTHLY VARIABLE ANNUITY PAYMENT PURCHASED
                      WITH EACH $1,000 OF PROCEEDS APPLIED

       Options V-1, V-2 - Life Annuity

                    Options            Options
 Nearest Age          V-1                V-2
of Annuitant       No Period          10 Years
 at Date of         Certain            Certain
First Payment
                  Male    Female    Male    Female
     45           4.24     4.02     4.23     4.02
     46           4.29     4.06     4.27     4.05
     47           4.34     4.09     4.32     4.09
     48           4.39     4.13     4.37     4.13
     49           4.44     4.17     4.42     4.17
     50           4.50     4.22     4.47     4.21
     51           4.56     4.26     4.53     4.25
     52           4.62     4.31     4.59     4.30
     53           4.68     4.36     4.65     4.35
     54           4.75     4.42     4.71     4.40
     55           4.83     4.48     4.78     4.46
     56           4.90     4.54     4.86     4.52
     57           4.99     4.60     4.93     4.58
     58           5.07     4.67     5.01     4.65
     59           5.17     4.74     5.10     4.71
     60           5.27     4.82     5.19     4.79
     61           5.37     4.90     5.29     4.87
     62           5.49     4.99     5.39     4.95
     63           5.61     5.08     5.49     5.03
     64           5.74     5.18     5.61     5.13
     65           5.88     5.29     5.72     5.22
     66           6.02     5.40     5.84     5.33
     67           6.18     5.52     5.97     5.44
     68           6.35     5.65     6.11     5.56
     69           6.53     5.79     6.25     5.68
     70           6.73     5.94     6.39     5.81
     71           6.93     6.11     6.54     5.95
     72           7.15     6.28     6.69     6.10
     73           7.38     6.48     6.85     6.25
     74           7.62     6.68     7.01     6.41
     75           7.88     6.91     7.18     6.58
     76           8.16     7.14     7.35     6.76
     77           8.47     7.40     7.53     6.94
     78           8.79     7.68     7.70     7.13
     79           9.14     7.98     7.88     7.32
     80           9.51     8.31     8.06     7.53
     81           9.91     8.66     8.24     7.73
     82          10.34     9.05     8.41     7.94
     83          10.80     9.47     8.59     8.14
     84          11.30     9.93     8.76     8.35
     85          11.83    10.43     8.92     8.55
     86          12.41    10.98     9.08     8.75
     87          13.05    11.58     9.24     8.95
     88          13.75    12.25     9.39     9.14
     89          14.51    12.98     9.53     9.32
     90          15.34    13.77     9.65     9.48

      Option V-3 - Joint and Survivor Annuity
    Nearest         Nearest Age of Female Annuitant
    Age of             at Date of First Payment
Male Annuitant
  at Date of         Age         Age                   Age
 First Payment    10 Years     5 Years    Same       5 Years
                    Less        Less       Age        Older
     45             3.88       3.95       4.03        4.12
     46             3.91       3.98       4.06        4.16
     47             3.93       4.01       4.10        4.21
     48             3.96       4.05       4.14        4.25
     49             4.00       4.08       4.18        4.30
     50             4.03       4.12       4.23        4.35
     51             4.06       4.16       4.27        4.40
     52             4.10       4.20       4.32        4.46
     53             4.14       4.25       4.37        4.52
     54             4.18       4.29       4.43        4.58
     55             4.22       4.34       4.48        4.65
     56             4.27       4.40       4.54        4.72
     57             4.32       4.45       4.61        4.79
     58             4.37       4.51       4.68        4.87
     59             4.42       4.57       4.75        4.96
     60             4.47       4.64       4.83        5.05
     61             4.53       4.70       4.91        5.14
     62             4.60       4.78       4.99        5.25
     63             4.66       4.86       5.09        5.36
     64             4.73       4.94       5.19        5.47
     65             4.81       5.03       5.29        5.60
     66             4.89       5.12       5.40        5.74
     67             4.97       5.22       5.52        5.88
     68             5.06       5.33       5.65        6.04
     69             5.15       5.44       5.79        6.21
     70             5.25       5.56       5.94        6.39
     71             5.36       5.69       6.10        6.58
     72             5.47       5.83       6.27        6.78
     73             5.59       5.97       6.45        7.00
     74             5.72       6.13       6.64        7.24
     75             5.85       6.30       6.85        7.49
     76             5.99       6.48       7.08        7.77
     77             6.15       6.67       7.32        8.06
     78             6.31       6.88       7.58        8.38
     79             6.49       7.11       7.86        8.73
     80             6.67       7.35       8.16        9.10
     81             6.88       7.61       8.49        9.51
     82             7.09       7.89       8.84        9.95
     83             7.33       8.19       9.22       10.43
     84             7.58       8.51       9.64       10.94
     85             7.85       8.86      10.09       11.51
     86             8.14       9.24      10.59       12.12
     87             8.46       9.66      11.13       12.79
     88             8.80      10.11      11.72       13.53
     89             9.17      10.61      12.37       14.35
     90             9.58      11.15      13.08       15.29

     * The dollar amount of the monthly annuity payment purchased for ages not shown in the tables are available upon request.

                       FIXED ANNUITY PAYOUT OPTION TABLES
          DOLLAR AMOUNT OF THE MONTHLY FIXED ANNUITY PAYMENT PURCHASED
                      WITH EACH $1,000 OF PROCEEDS APPLIED

                  Options F-1, F-2 - Life Annuity
                     Option            Option
 Nearest Age          F-1               F-2
of Annuitant        No Period         10 Years
 at Date of          Certain           Certain
First Payment
                  Male    Female    Male    Female
     45           3.63     3.41     3.62     3.41
     46           3.68     3.45     3.67     3.44
     47           3.73     3.49     3.72     3.48
     48           3.79     3.53     3.77     3.52
     49           3.84     3.57     3.82     3.57
     50           3.90     3.62     3.88     3.61
     51           3.96     3.67     3.94     3.66
     52           4.02     3.72     4.00     3.71
     53           4.09     3.77     4.06     3.76
     54           4.16     3.83     4.13     3.82
     55           4.24     3.89     4.20     3.88
     56           4.32     3.95     4.28     3.94
     57           4.40     4.04     4.36     4.00
     58           4.49     4.09     4.44     4.07
     59           4.59     4.16     4.53     4.14
     60           4.69     4.24     4.62     4.22
     61           4.79     4.33     4.72     4.30
     62           4.91     4.42     4.82     4.38
     63           5.03     4.51     4.93     4.47
     64           5.16     4.61     5.05     4.57
     65           5.30     4.72     5.16     4.67
     66           5.45     4.84     5.29     4.77
     67           5.61     4.96     5.42     4.89
     68           5.78     5.09     5.56     5.01
     69           5.96     5.23     5.70     5.13
     70           6.15     5.38     5.85     5.27
     71           6.35     5.55     6.00     5.41
     72           6.57     5.72     6.16     5.56
     73           6.79     5.92     6.32     5.71
     74           7.04     6.12     6.49     5.88
     75           7.30     6.34     6.66     6.05
     76           7.58     6.58     6.83     6.23
     77           7.88     7.84     7.01     6.42
     78           8.20     7.12     7.19     6.61
     79           8.55     7.42     7.38     6.81
     80           8.92     7.74     7.56     7.02
     81           9.32     8.10     7.74     7.23
     82           9.74     8.48     7.92     7.44
     83          10.21     8.90     8.10     7.65
     84          10.70     9.36     8.28     7.86
     85          11.24     9.86     8.45     8.07
     86          11.82    10.40     8.61     8.28
     87          12.45    11.01     8.78     8.48
     88          13.15    11.67     8.93     8.68
     89          13.91    12.40     9.08     8.86
     90          14.74    13.19     9.20     9.02

                 Option F-3 - Joint and Survivor Annuity
    Nearest          Nearest Age of Female Annuitant
    Age of               at Date of First Payment
Male Annuitant
  at Date of         Age         Age                   Age
 First Payment    10 Years     5 Years    Same       5 Years
                    Less        Less       Age        Older
     45             3.25       3.33       3.42        3.52
     46             3.28       3.36       3.46        3.56
     47             3.31       3.40       3.50        3.61
     48             3.34       3.43       3.54        3.65
     49             3.37       3.47       3.58        3.70
     50             3.41       3.51       3.63        3.76
     51             3.45       3.55       3.68        3.81
     52             3.49       3.60       3.73        3.87
     53             3.53       3.65       3.78        3.93
     54             3.57       3.69       3.84        4.00
     55             3.61       3.75       3.90        4.07
     56             3.66       3.80       3.96        4.14
     57             3.71       3.86       4.03        4.22
     58             3.76       3.92       4.10        4.30
     59             3.82       3.98       4.17        4.38
     60             3.87       4.05       4.25        4.48
     61             3.94       4.12       4.33        4.57
     62             4.00       4.20       4.42        4.68
     63             4.07       4.28       4.52        4.79
     64             4.14       4.36       4.62        4.91
     65             4.22       4.45       4.72        5.04
     66             4.30       4.55       4.84        5.17
     67             4.38       4.65       4.96        5.32
     68             4.47       4.76       5.09        5.48
     69             4.57       4.87       5.23        5.65
     70             4.67       4.99       5.38        5.83
     71             4.77       5.12       5.54        6.02
     72             4.89       5.26       5.71        6.22
     73             5.01       5.41       5.89        6.44
     74             5.13       5.56       6.08        6.68
     75             5.27       5.73       6.29        6.93
     76             5.41       5.91       6.52        7.21
     77             5.56       6.11       6.76        7.50
     78             5.73       6.31       7.02        7.82
     79             5.90       6.54       7.30        8.16
     80             6.09       6.78       7.60        8.54
     81             6.29       7.04       7.93        8.94
     82             6.51       7.32       8.28        9.38
     83             6.74       7.62       8.66        9.86
     84             6.99       7.94       9.08       10.37
     85             7.26       8.29       9.53       10.94
     86             7.56       8.67      10.02       11.55
     87             7.87       9.09      10.56       12.21
     88             8.21       9.54      11.16       12.95
     89             8.58      10.03      11.81       13.78
     90             8.98      10.57      12.52       14.71

* The dollar amount of the monthly annuity payment purchased for ages not shown in the tables are available upon request.

                             12. GENERAL PROVISIONS

The Contract

The entire contract consists of the basic contract and any attached endorsements, additional benefit riders, and application(s). GIAC relied upon the application(s) in issuing this contract. All statements in the application(s) are assumed to be true to the best knowledge and belief of the person(s) making them. These statements are representations and not warranties.

Only the President, a Vice President, or the Secretary of GIAC may make or modify this contract, and then only in writing. No agent is authorized to:

     o    change this contract;

     o    waive any of GIAC's requirements; or

     o    waive an answer to any question in the application(s).

GIAC will not be bound by any promise or statement made by any agent or other person except as stated above.

GIAC may at any time make any change in this contract to the extent that such change is required in order to make this contract conform with any law or any regulation issued by any governmental authority to which it is subject.

Any paid-up annuity benefit, surrender value, or death benefit payable under this contract is not less than the minimum required by the jurisdiction in which this contract is delivered.

Age and Sex

If the age or sex of the annuitant has been misstated, GIAC will adjust any benefit payable under this contract, based on the correct age and sex. Overpayments made by GIAC because of such misstatement, with interest at 6% a year, compounded annually, will be charged against benefits falling due after the adjustment. If underpayments are made by GIAC because of such misstatement, GIAC will pay the balance immediately, with 6% interest, compounded annually.

Proof of Age and Survival

GIAC has the right to require satisfactory proof:

     o    of the age of the payee or payees; and

     o that a payee is living when a payment is contingent upon the payee's survival.

Communications with GIAC GIAC receives all communications only at its Customer Service Office. Please include the contract number, full names of any owner(s) and annuitant, and each owner's current address in all correspondence with GIAC.

Payments by GIAC

Any payment by GIAC under this contract is payable at its Customer Service Office. GIAC reserves the right to require surrender of this contract prior to payment of the death benefit.

Nonparticipating

This contract is not eligible for dividends and will not share in the surplus earnings of GIAC.

Ownership of the Assets

GIAC shall have ownership and control of its assets, including all assets allocated to Account E and the Fixed-Rate Option.

Deferment

GIAC will ordinarily pay any partial withdrawals or surrender proceeds within seven (7) days after the date the owner's request for withdrawal or surrender is received in Good Order by GIAC at its Customer Service Office. However, when permitted by law, GIAC may defer payment of any partial withdrawals or surrender proceeds for up to 6 months after written request for such withdrawal or surrender is received in Good Order by GIAC at its Customer Service Office.

The amount payable will be determined as of the date written request is received by GIAC in Good Order at its Customer Service Office. Interest will accrue daily, starting on the date deferment begins, at the rate of 3% on any amount deferred 30 days or more.

GIAC may defer calculation or payment of any partial withdrawals or surrender proceeds or the transfer of amounts based on separate account performance if:

     o the New York Stock Exchange is closed for trading or trading has been suspended; or

     o the Securities and Exchange Commission restricts trading or determines that a state of emergency exists which may make such calculation, payment, or transfer impracticable.

Reports to the Owner

GIAC will provide a written report to the owner once each contract year while this contract has an Accumulation Value. No reports will be sent after monthly annuity payments begin.

The annual report will include the following information as of the most recent Contract Anniversary:

     o    the Accumulation Value;

     o    the surrender value; and

     o the annual interest rate credited on amounts held in the Fixed-Rate Option on the Contract Anniversary during the current contract year, if applicable.

The report will also include any other information required by the jurisdiction in which this contract is delivered.

                                  ENDORSEMENTS

                               ALPHABETICAL INDEX

Subject                                                                    Page
Accumulation Units........................................................4, 10
Accumulation Unit Value for a Variable Investment Option.....................10
Accumulation Unit Value for the Fixed-Rate Option............................10
Accumulation Value........................................................4, 10
Age and Sex...............................................................3, 17
Allocation of Net Premiums....................................................7
Annuity Benefit...............................................................5
Annuity Commencement Date..................................................3, 4
Annuity Payments.............................................................12
Annuity Unit Values..........................................................13
Assignment....................................................................5
Bailout.......................................................................9
Bailout Rate..................................................................3
Beneficiary...................................................................5
Change of Owner or Beneficiary................................................5
Change of Annuity Commencement Date or Annuity Payout Option..................6
Communications with GIAC.....................................................17
Contingent Deferred Sales Charges............................................11
Contract Anniversary..........................................................4
Contract Data.................................................................3
Contract Fee.................................................................10
Contract, The................................................................17
Death Benefits................................................................6
Death of Annuitant Before Annuity Commencement Date
  When the Annuitant is Not an Owner..........................................6
Death of an Owner.............................................................6
Deferment....................................................................17
Definitions...................................................................4
Determination of Annuity Payments............................................13
Determination of Variable Annuity Payments After the First...................13
Fixed Annuity Payout Options ................................................12
Fixed Annuity Payout Option Tables ..........................................12
Fixed-Rate Option.............................................................8
Guardian Separate Account E        ...........................................7
Investment Divisions..........................................................8
Issue Date.................................................................3, 4
Joint Owners..................................................................4
Monthly Anniversary...........................................................4
Net Investment Factor........................................................10
Nonparticipating.............................................................17
Owner......................................................................3, 4
Ownership of the Assets......................................................17
Partial Withdrawals..........................................................11
Payees.......................................................................12
Payments by GIAC ............................................................17
Payment of Contract Proceeds.................................................12
Premiums .....................................................................7
Proof of Age and Survival....................................................17
Reports to the Owner.........................................................18
Rights Reserved...............................................................8
Special Rules.................................................................6
Surrender of Contract........................................................11
Transfers After the Annuity Commencement Date.................................9
Transfers Before the Annuity Commencement Date................................9
Valuation Date................................................................4
Valuation Period..............................................................4
Variable Annuity Payout Options..............................................12
Variable Annuity Payout Option Tables........................................15

Individual Flexible Premium Deferred Variable Annuity Contract

o Premiums payable during annuitant's lifetime before the Annuity Commencement Date

o    Monthly annuity payments begin on the Annuity Commencement Date

o Benefits based on the investment experience of a Separate Account are variable and are not guaranteed

o    Provides for a Fixed-Rate Option with a bailout

o    Non-participating - No dividends payable


                         The Guardian                       A Stock Company
                         Insurance & Annuity                Incorporated in the
                         Company, Inc.                      State of Delaware
[Logo] The Guardian(R)
                         Customer Service Office:
                         P.O. Box 26210
                         Lehigh Valley, PA  18002-6210

                          Enhanced Death Benefit Rider

This rider provides for an Enhanced Death Benefit which may be greater than the standard death benefit provided under the basic contract to which this rider is attached.

Definitions

Terms used in this rider which are not described below have the meaning ascribed in the Basic Contract to which this rider is attached.

Basic Contract: The variable annuity contract excluding any additional benefit riders.

Reset Date: The first reset date occurs on the seventh Contract Anniversary of the Basic Contract. Thereafter, each reset date occurs on each subsequent seventh Contract Anniversary.

Death Benefit Upon Annuitant's Death If this rider is in force and the annuitant dies on or before the Annuity Commencement Date, then GIAC will pay the death benefit described below.

Death Benefit: The amount payable to the beneficiary upon receipt by GIAC of due proof of death in Good Order at its Customer Service Office. This amount is equal to the greater of:

     o    the death benefit described in the Basic Contract; or

     o the Enhanced Death Benefit. The Enhanced Death Benefit equals the Accumulation Value of the Basic Contract as of the Reset Date immediately preceding the annuitant's date of death, less the amount of all partial withdrawals subsequent to such Reset Date, any contingent deferred sales charges applicable under the Basic Contract and any applicable annuity taxes.


Annual Charge

GIAC will assess a daily charge of .000005485 of the value of the assets allocated to each Variable Investment Option for expenses related to the provision of the Enhanced Death Benefit. On an annual basis, the Enhanced Death Benefit charge is equal to 0.20% of the value of the assets allocated to the Variable Investment Options.

The Contract

This rider is:

     o    issued in consideration of the application; and

     o    attached to and made part of the contract; and

     o    subject to all of the applicable provisions of the contract.

Issue Date

The issue date of this rider is the issue date of the Basic Contract. The effective date of this rider is its issue date.

Termination

This rider terminates on the earliest of the following:

     o    the date the Enhanced Death Benefit is paid; or

     o    the date the Basic Contract terminates; or

     o    the date of the annuitant's 85th birthday; or

     o    the Annuity Commencement Date; or

     o the date GIAC receives the owner's proper written request for termination in Good Order at its Customer Service Office. The rider must be sent to the Customer Service Office for cancellation.

The owner may not reinstate this rider once it terminates.

                 The Guardian Insurance & Annuity Company, Inc.

                                   /s/ Joseph A. Caruso
                                   Secretary

                 The Guardian Insurance & Annuity Company, Inc.

                    INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

This endorsement is attached to and made part of the contract. The contract as amended is intended to qualify as an individual retirement annuity under Section 408(b) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder, and successor provisions thereto (the "Code"). The following provisions apply and replace any contrary provisions of the contract. This endorsement is subject to all the exclusions, definitions and provisions of the contract which are not inconsistent herewith.

Owner of Contract

The annuitant shall be the owner of the contract. Any provision of the contract that would allow joint ownership is deleted.

Non-Transferability Restrictions

The contract is not transferable or assignable (other than pursuant to a divorce decree in accordance with applicable law) and is established for the exclusive benefit of the owner and beneficiaries. It may not be sold, assigned, alienated, or pledged as collateral for a loan or as security.

Interest in the Contract

The owner's entire interest in the contract, which shall be nonforfeitable, is the total amount available for distribution from the contract at any given time. A distribution from the contract occurs:

     o    on the Annuity Commencement Date;

     o    as annuity payments are made;

     o    when the contract is surrendered;

     o    when a partial withdrawal is made; or

     o    upon payment of the death benefit.

Premium Payment(s)

Premium payments shall be paid in cash. The total premium which can be accepted for each tax year is limited to $2,000 unless the premium payment is a rollover contribution described in Code Sections 402(c), 403(a)(4), 403(b)(8) or 408(d)(3), or an employer contribution to a simplified employee pension plan as described in Code Section 408(k) or to a Simple Retirement plan described in section 408(p) of the Code.

The owner shall have the sole responsibility for determining whether any premium payment meets applicable income tax requirements. Except for any premium paid by an employer pursuant to a simplified employee pension plan, no premium may be paid for the calendar year in which the owner attains age 70 1/2 or any year thereafter.

This contract does not require fixed premium payments. Any refund of premiums (other than those attributable to excess contributions) will be applied toward the payment of additional premiums before the close of the calendar year following the year of the refund.

If the owner dies before the entire interest has been distributed, no additional premium payments will be accepted under this contract after the owner's death unless the beneficiary is the owner's surviving spouse. Annuity Commencement Date The Annuity Commencement Date shall be no later than April 1 of the calendar year following the calendar year in which the owner attains age 70 1/2.

Distributions During the Owner's Lifetime With respect to any amount which becomes payable under the contract during the owner's lifetime, such payment shall begin on or before the Annuity Commencement Date and shall be payable in substantially equal amounts, no less frequently than annually. Payments shall be made as follows:

     o    in a lump sum; or

     o    over the owner's life; or

     o    over the lives of the owner and his or her designated beneficiary; or

     o    over a period certain not exceeding the life expectancy of the owner.

If the owner dies after distribution of the interest in the contract has begun, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used before the owner's death.

Distribution by Payment of the Death Benefit If the owner dies before distribution has begun, the entire interest in the contract must be distributed no later than December 31 of the calendar year in which the fifth anniversary of the owner's death occurs. However, proceeds which are payable to a named beneficiary who is a natural person may be distributed in substantially equal installments over the lifetime of the beneficiary or a period certain not exceeding the life expectancy of the beneficiary provided such distribution begins not later than December 31 of the calendar year following the calendar year in which the owner's death occurred.

If the beneficiary is the owner's surviving spouse, he/she may elect, not later than December 31 of the calendar year in which the fifth anniversary of the owner's death occurs, to receive equal or substantially equal payments over his/her life or life expectancy, beginning at any date before the date on which the owner would have attained age 70 1/2. Minimum payments will be calculated in accordance with Code Section 408(b)(3) and the regulations thereunder.


                 The Guardian Insurance & Annuity Company, Inc.

For the purposes of this requirement, any amount paid to any of the owner's children will be treated as if it had been paid to the owner's surviving spouse if the remainder of the interest becomes payable to the owner's surviving spouse when the child reaches the age of majority.

If the owner's spouse is not the named beneficiary, the method of distribution selected will assure that:

     o at least 50% of the present value of the amount available for distribution is paid within the owner's life expectancy; and

     o    such method of distribution complies with the requirements of Code
          Section 408(b)(3) and the regulations thereunder.

Determination of Life Expectancy For the purposes of the foregoing provisions, life expectancy and joint and last survivor expectancy shall be determined by use of the expected return multiples in Tables V and VI of Treasury Regulation 1.72-9 in accordance with Code Section 408(b)(3) and the regulations thereunder.

In the case of distributions during the owner's lifetime, the life expectancy of the owner and his or her beneficiary will be initially determined on the basis of attained ages in the calendar year the owner reaches age 70 1/2. For distributions after the owner's death and after distributions have begun, life expectancy will be initially determined on the basis of the beneficiary's attained age in the year distributions are required to begin.

Unless the owner (or the owner's spouse) elect otherwise before distributions are required to begin, the owner's life expectancy and, if applicable, the owner's spouse's life expectancy, will be recalculated annually based on attained ages in the year for which the required distribution is being determined. An election not to recalculate shall be irrevocable and shall apply to all subsequent years. The life expectancy of a non- spouse beneficiary will not be recalculated.

Minimum Distribution Requirements

If the entire interest is to be distributed in other than a lump sum, then the minimum amount to be distributed each year (beginning with the calendar year following the calendar year in which the owner attains age 70 1/2 and each year thereafter) shall be determined in accordance with the minimum distribution requirements of Section 408(b)(3) of the Code and the regulations thereunder, including the incidental death benefit provisions of Section 1.401(a)(9)-2 of the proposed regulations (or any final regulations which may become effective after the issue date of this endorsement), all of which are herein incorporated by reference. The annual distribution required to be made by the Annuity Commencement Date is for the calendar year in which the owner reached age 70 1/2. Annual payments for subsequent years, including the calendar year in which the Annuity Commencement Date occurs, must be made by December 31 of that year. The amount distributed for each year shall equal or exceed the entire interest in the contract as of the close of business on December 31 of the preceding year, divided by the applicable life expectancy or joint and last survivor expectancy.

If the owner owns two or more individual retirement accounts or annuities ("IRAs"), the owner may satisfy the minimum distribution requirements under Sections 408(a)(6) and 408(b)(3) of the Code by receiving a distribution from one IRA that is equal to the total amount required to satisfy the minimum distribution requirements for all IRAs owned by the owner. For this purpose, the owner may use the alternative method described in IRS Notice 88-38, 1988-1 C.B. 524.

The owner or his or her beneficiary, as applicable, shall have the sole responsibility for requesting a distribution that complies with this endorsement and applicable law.

Issue Date

The issue date of this endorsement is the issue date of the contract. This endorsement is effective as of the issue date shown on page 3 of the contract.

Amendment of Contract

GIAC reserves the right to amend the contract or this endorsement to the extent necessary to qualify the contract as an individual retirement annuity for federal income tax purposes.

                    The Guardian Insurance & Annuity Company

                                   /s/ Joseph A. Caruso
                                   Secretary

                           QUALIFIED PLAN ENDORSEMENT

This endorsement is attached to and made part of the contract. The contract is issued to or purchased by the trustee(s) of a pension or profit-sharing plan intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder, and successor provisions thereto ("the Code"). The following provisions apply and replace any contrary contract provisions. This endorsement is subject to all the exclusions, definitions and provisions of the contract which are not inconsistent herewith.

Owner and Annuitant

The owner of the contract will be the trustee(s) of the qualified pension or profit-sharing plan to which the contract relates and the annuitant must be a participant under such plan.

Non-Transferability Restrictions

Except as allowed by the qualified pension or profit-sharing plan to which the contract relates, the contract may not be transferred, sold, assigned, discounted or pledged, either as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person other than GIAC.

Coordination

The contract shall be subject to the provisions, terms and conditions of the qualified pension or profit-sharing plan to which the contract relates and with the terms and conditions of the Code, the regulations thereunder and other applicable law (including, without limitation, the Employee Retirement Income Security Act of 1974, as amended). Any premium payment, withdrawal, transfer or distribution under the contract shall comply with the provisions, terms and conditions of such plan and the applicable law as determined or interpreted by the plan administrator, trustee or other designated plan fiduciary. GIAC is not a party to or bound by such qualified pension or profit-sharing plan or any other document or agreement issued in connection with such plan.

GIAC shall be under no obligation either:

     o to determine whether any premium payment, withdrawal, transfer or distribution complies with the provisions, terms and conditions of the qualified pension or profit-sharing plan to which the contract relates or with applicable law; or

     o to administer such plan, including, without limitation, any provisions required by the Retirement Equity Act of 1984.

Issue Date

The issue date of this endorsement is the issue date of the contract. This endorsement is effective as of the issue date shown on page 3 of the contract.

Amendment

Notwithstanding any provision to the contrary in the qualified pension or profit-sharing plan to which the contract relates, GIAC reserves the right to amend or modify the contract or this endorsement to the extent necessary to comply with any law, regulation, ruling or other requirement deemed by GIAC to be necessary to establish or maintain the qualified status of such pension or profit-sharing plan.

                 The Guardian Insurance & Annuity Company, Inc.

                                   /s/ Joseph A. Caruso
                                   Secretary


                 The Guardian Insurance & Annuity Company, Inc.

                        TAX-SHELTERED ANNUITY ENDORSEMENT

This endorsement is attached to and made part of the contract. The contract is issued in connection with a tax-sheltered annuity plan described in section 403(b) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder, and successor provisions thereto (the "Code"). The following provisions apply and replace any contrary contract provisions. A plan fiduciary or, if none, the owner shall be responsible for determining whether contributions, withdrawals, transfers or distributions under the contract comply with the following provisions, applicable law, or the terms of any tax-sheltered annuity plan to which the contract relates. This endorsement is subject to all the exclusions, definitions and provisions of the contract which are not inconsistent herewith.

Owner

The annuitant shall be the sole owner of the contract. Any provision of the contract that would allow joint ownership is deleted. The owner must be an employee of an employer described in Code Section 403(b)(1)(A).

Non-Transferability Restrictions

The contract may not be transferred, sold, assigned, discounted or pledged either as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person other than GIAC.

Contributions (Premium Payments)

Contributions made pursuant to a salary reduction agreement (as defined in Code
Section 403(b)(11)) in connection with any tax-sheltered annuity plan to which the contract relates may not in any taxable year exceed the amount specified in Code Section 402(g)(4). Amounts transferred to the contract or rollover contributions are not subject to the foregoing limit.

Limitations on Distributions

Distributions, including partial withdrawals, of amounts attributable to contributions made pursuant to a salary reduction agreement, as defined in Code
Section 403(b)(11), may be made only:

     o when the owner attains age 59 1/2, separates from service, dies or becomes disabled (within the meaning of Code Section 72(m)(7)), or in the case of hardship; and

     o as determined in accordance with Code Section 403(b)(11), including with respect to the existence of hardship circumstances.

A hardship-related distribution may not include any income attributable to salary reduction contributions.

The foregoing limitations on distribution apply only to:

     o salary reduction contributions made after December 31, 1988 and the income attributable to such contributions; and

     o    the income attributable to amounts held as of December 31, 1988.

Amounts transferred or rolled over to the contract shall also be subject to the foregoing limitations to the extent that such limitations applied to such amounts prior to the transfer or rollover.

Eligible Rollover Distributions As applicable, the owner, or the owner's surviving spouse as beneficiary, or the owner's former spouse as alternate payee under a "qualified domestic relations order" within the meaning of Code Section 414(q) may be a distributee under the contract. A distributee may elect, at the time and in the manner prescribed by GIAC, to have any portion of an eligible rollover distribution of the distributee's interest in the contract paid directly by GIAC as a direct rollover to:

     o    an individual retirement account described in Code Section 408(a);

     o    an individual retirement annuity described in Code Section 408(b); or

     o    another annuity described in Code Section 403(b);

that has been specified by the distributee and which accepts direct rollovers.

A surviving spouse distributee may not elect a direct rollover to another annuity described in Code Section 403(b).

An eligible rollover distribution is any distribution of any portion of the distributee's interest in the contract other than:

     o any one of a series of substantially equal periodic payments made at least annually over the life or life expectancy of the distributee, or the joint lives or life expectancies of the distributee and his or her beneficiary, or for a specified period of ten years or more;

     o    any required minimum distribution under Code Section 403(b)(10); or

     o the portion of any distribution that is not includible in gross income.

This provision shall be interpreted in accordance with Code Section 403(b)(10) and the regulations thereunder.


                 The Guardian Insurance & Annuity Company, Inc.

Required Commencement of Distributions The Annuity Commencement Date is the date the entire interest (i.e., the total amount available for distribution from the contract at any given time) of the owner will be distributed or begin to be distributed. The Annuity Commencement Date shall not be later than the "required beginning date." The required beginning date is April 1 of the calendar year following the later of the calendar year in which the owner retires or attains age 70 1/2; provided, however, that if the owner is a 5-percent owner (as defined in Section 416 of the Code), the required beginning date shall be April 1 of the calendar year following the calendar year in which the owner attains age 70 1/2.

Distributions During the Owner's Lifetime With respect to any amount which becomes payable under the contract during the lifetime of the owner, such payment shall be paid or begin to be distributed on or before the required beginning date. Distributions over time shall be payable in substantially equal amounts, no less frequently than annually. The entire interest in the contract shall be paid or distributed as follows:

     o    in one lump sum;

     o    over the life of the owner;

     o    over the lives of the owner and his or her designated beneficiary; or

     o    over a period certain not exceeding the life expectancy of the owner.

If the owner's entire interest is to be distributed in other than one lump sum, then the amount to be distributed each year (commencing with the required beginning date and each year thereafter) shall be determined in accordance with Code Section 403(b)(10) and the regulations thereunder. If the owner's spouse is not the named beneficiary, the method of distribution selected will assure that at least 50% of the present value of the amount available for distribution is paid within the life expectancy of the owner.

If the owner dies after distribution of his or her interest has begun, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used immediately preceding the owner's death.

Distributions by Payment of the Death Benefit

If the owner dies before distribution has begun, the entire interest shall be distributed no later than December 31 of the calendar year in which the fifth anniversary of the owner's death occurs. However, proceeds which are payable to a named beneficiary who is a natural person may be distributed in substantially equal installments over the lifetime of the beneficiary or a period certain not exceeding the life expectancy of the beneficiary provided such distribution begins not later than December 31 of the calendar year following the calendar year in which the owner's death occurred. If the beneficiary is the surviving spouse of the owner, the beneficiary may elect not later than December 31 of the calendar year in which the fifth anniversary of the owner's death occurs to receive equal or substantially equal payments over the life or life expectancy of the surviving spouse commencing at any date prior to the date on which the owner would have attained age 70 1/2. Payments shall be calculated in accordance with Code Section 403(b)(10) and the regulations thereunder.

Any amount paid to a child of an owner shall be treated as if it had been paid to the surviving spouse if the remainder of the interest becomes payable to the surviving spouse when the child reaches the age of majority.

Determination of Life Expectancy

For purposes of the foregoing provisions, life expectancy and joint and last survivor expectancy shall be determined by use of the expected return multiples in Tables V and VI of Treasury Regulation 1.72-9 in accordance with Code Section 403(b)(10) and the regulations thereunder.

In the case of distributions during the owner's lifetime, the owner's life expectancy or, if applicable, the joint and last survivor expectancy of the owner and his or her beneficiary, will be initially determined on the basis of attained ages in the year the owner reaches age 70 1/2. In the case of distribution after the owner's death, life expectancy shall be initially determined on the basis of the beneficiary's attained age in the year distributions are required to begin.

Unless the owner (or the owner's spouse) elects otherwise prior to the date distributions are required to begin, the owner's life expectancy and, if applicable, the owner's spouse's life expectancy shall be recalculated annually based on attained ages in the year for which the required distribution is being determined. The life expectancy of a non-spouse beneficiary shall not be recalculated.

In case of a distribution other than in the form of life income or joint life income, the annual distribution required to be made by the required beginning date is for the calendar year in which the owner reaches age 70 1/2. Annual payments for subsequent years, including the year in which the required beginning date occurs, must be made by December 31 of each year. The amount distributed for each year shall equal or exceed the entire interest in the contract as of the close of business on December 31 of the preceding year, divided by the applicable life expectancy or joint and last survivor expectancy.

Coordination

The interests, rights and options under the contract shall be subject to the provisions, terms and conditions of any tax-sheltered annuity plan to which the contract relates and with the terms and conditions of the Code, the regulations thereunder, and other applicable law (including, without limitation, the Employee Retirement Income Security Act of 1974, as amended). GIAC is not a party to or bound by any such tax-sheltered annuity plan or any other document or agreement issued in connection with any such plan.

GIAC shall be under no obligation either:

     o to determine whether any contribution, withdrawal, transfer or distribution under the contract complies with the provisions, terms and conditions of any tax-sheltered annuity plan to which the contract relates or with applicable law; or

     o to administer any such plan, including, without limitation, any provisions required by the Retirement Equity Act of 1984.

Issue Date

The issue date of this endorsement is the issue date of the contract. This endorsement is effective as of the issue date shown on page 3 of the contract.

Amendment

Notwithstanding any provision to the contrary in any tax-sheltered annuity plan to which the contract relates, GIAC reserves the right to amend or modify the contract or this endorsement to the extent necessary to comply with any law, regulations, ruling or other requirement necessary to establish or maintain the tax advantages, protections or benefits available to a tax-sheltered annuity under Code Section 403(b) and any other applicable law.

                    The Guardian Insurance & Annuity Company

                                   /s/ Joseph A. Caruso
                                   Secretary